STOCK PURCHASE AGREEMENT


	MEMORANDUM OF AGREEMENT made as of the 24th day of September, 1999

                                BETWEEN:

        GEMINI LEARNING SYSTEMS, INC. AND ITS RESPECTIVE UNDERSIGNED
        SHAREHOLDERS


                (hereinafter collectively called the "Sellers")

						OF THE FIRST PART

                                 A N D:

        SALIENT CYBERTECH, INC.
        a corporation incorporated under the laws of the State of Delaware

                (hereinafter called the "Purchaser")

						OF THE SECOND PART


WHEREAS, the Sellers control and represent all of the authorized issued and outstanding shares of capital stock (there being no other securities) of the Gemini Learning Systems, Inc as listed hereinabove, (herein referred to as the "Corporation"), and;

	WHEREAS, the Purchaser desires to acquire all of the outstanding shares of the Corporation's Common Stock, and;

	AND WHEREAS, the parties hereto agree that this transaction is to be structured and completed in compliance with all requirements of Section 368(a)
(1)(B) of the Internal Revenue Code of 1986, as amended;

	NOW, THEREFORE, THIS AGREEMENT WITNESSETH THAT, in consideration of the covenants, agreements, warranties, and payments herein set out and provided for, the parties hereby respectively covenant and agree as follows.

ARTICLE 1.00 - DEFINED TERMS

1.1	When used herein or in any amendments hereto, the following terms shall have the following meanings respectively.

"Agreement" means this agreement and all schedules attached to this agreement. The term includes each case where it may be supplemented or amended from time to time. The expressions "hereof", "herein", "hereto", "Hereunder",
"hereby" and similar expressions refer to this agreement, and "Article", "section" and "subsection" mean and refer to the specified Article, section, and subsection of this agreement.

"books and records" means the accounting books of original entry including the general ledger, record of cash receipts and disbursements, purchase journal and banking records.

"Business" means the business presently and heretofore carried on by the Corporation, consisting of an internet learning systems company located in Canada and all operations, customers, accounts, goodwill, knowledge and anything of tangible value as related to the Corporation.

"Business day" means a day other than a Saturday, Sunday or a day that is a statutory holiday.

"Closing" means the closing of the transaction for purchase and sale contemplated herein.

"Closing Date" or "Date of Closing" means September 14, 1999 or such other date as may be mutually agreed upon in writing by the parties hereto.

"Closing Financial Statements" has the meaning ascribed to it in section
4.1.1.

"Common Shares" means the issued and outstanding common shares in the capital of the Corporation.

"Corporation" means the companies listed hereinabove as the Sellers.

"EBIT" means net earnings before income taxes, as determined by the auditors, in accordance with GAAP.

"Exchange Shares" mean the shares payable to Seller in the Purchase Price as shown in Exhibit "A" attached hereto.

"Financial statements" means, collectively, the Closing Financial Statements defined hereinabove.

"Intercompany Transactions" means, collectively, all transactions of any nature between the Corporation and any Person associated with or related to the Corporation or otherwise not dealing with the Corporation on an arms-length basis.

"GAAP" means generally accepted accounting principles in the United States, as appropriate and as in effect from time to time, consistently applied.

"NASDAQ" means the National Association of Securities Dealers and Quotations.

"Non Arm's Length Person" means any shareholder director, officer, employee, affiliate, or associate (as defined in the Securities Act of 1933, as amended) of the Corporation. This term includes any one or more of the Sellers or any other Person who does not deal at arm's length with the Corporation or any one or more of the Sellers within the meaning of such concept as used in the Income Tax Act (USA).

"Person" includes an individual, a corporation, a joint venture, a partnership, a trust or trustee, any unincorporated organization, an association, or any other entity (including any governmental, administrative, or regulatory authority).

"Permitted Liens" means, at any time, such Liens as the Purchaser may agree, in writing, shall constitute a Permitted Lien for the purpose of this Agreement.

"Preferred Shares" mean, preferred convertible voting shares in the capital of the Purchaser, said shares being convertible at a price of $0.01 per share one year from the effective date of a Registration Statement to be f filed with the SEC (defined hereinbelow) no later than 60 days from the Closing Date.

"Purchased Shares" shall have the meaning attributed thereto in section 3.1 hereof.

"Requirements of Law" means, as to any Person, the certificate of incorporation and by-laws or other organizational, governing documents of such Person. This term includes any law, treaty, regulation or rule, or determination of an arbitrator or a court or other governmental authority or agency, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Rule 144" means rule 144 of the United States Securities and Exchange
Commission.

"SEC" means the Securities and Exchange Commission of the United States.

"Sellers" shall mean, specifically for purposes of this agreement and identifying the parties thereto, all of the shareholders of the Corporation.

"Subsidiary", in relation to any body corporate, means any corporation of which issued and outstanding securities are held, other than by way of security only, by such body corporate, and includes any corporation in like relation to a Subsidiary.

"this agreement", "this agreement", "herein", "hereto", "hereunder", "hereof", and similar expressions refer to the within agreement and not to any particular portion thereof, and include the schedules referred to in
Article 2.00.

"Time of Closing" means two o'clock in the afternoon on the Closing Date.

ARTICLE 2.00 - SCHEDULES

2.1	The following schedules, at time of closing, shall be delivered and attached to and incorporated in this Agreement by reference and deemed to be part hereof:

 Schedule 4.2.1          -       Financial Statements of Corporation

 Schedule 4.2.6          -       Corporation's Shareholders

 Schedule 4.2.22         -       Outstanding Obligations of Corporation

 Schedule 4.2.23         -       Leases of Corporation

 Schedule 4.2.26         -       Insurance Policies of Corporation

 Schedule 4.2.34         -       Accounts List of Corporation

 Schedule 5.2.1          -       Financial Statements of Purchaser

 Schedule 5.2.7          -       Outstanding Rights to Securities of Purchaser

 Schedule 5.2.22         -       Outstanding Obligations of Purchaser

 Schedule 5.2.33         -       Accounts List of Purchaser

 Schedule 5.2.37         -       Shareholder Credit Facility to Purchaser

 Schedule 6.2.4          -       Power of Attorney

 Schedule 9.9            -       Indemnification Agreement


ARTICLE 3.00 - PURCHASE AND SALE

3.1 Subject to the terms and conditions hereof, the Sellers hereby agree to sell, assign, and transfer to the Purchaser the total number of _____________ common shares of the Corporation (the "Purchased Shares"). The Purchaser covenants and agrees to purchase from the Sellers the Purchased Shares for an amount equal in the aggregate to the Purchase Price as set forth in Exhibit "A".

3.2 The Purchase Price shall be paid in the manner set forth in Exhibit "A" attached hereto.

3.3 The Sellers hereby represent, warrant, covenant, and acknowledge the following.

3.3(A)	The Purchased Shares is being transferred without registration under the provisions of Section 5 of the Act.

3.3(B)	All of the Purchased Shares will bear legends restricting the transfer, sale, conveyance, and hypothecation within the jurisdictional boundaries of the United States. This provision is exclusive of when such Exchange Shares are registered under the provisions of Section 5 of the act and under applicable state and provincial securities laws. Moreover, an opinion of legal counsel may be provided by the Purchaser to certify that such registration is not required as a result of applicable exemptions therefrom.

3.3(C)	The Sellers shall not transfer any of the Exchanged Shares except in compliance with all applicable laws.

3.3(D)	The Sellers are acquiring the Exchanged Shares for their own account, for investment purposes only and not with a view to further sale or distribution, except as permitted by law.

3.3(E)	The Sellers have made themselves fully and completely familiar with all aspects of the Purchaser's business, operations, and financial statements, as filed with the SEC.


3.4 The Purchaser hereby represents, warrants, covenants and acknowledges the following.

3.4(A)	The Exchange Shares are being transferred without Registration under the provisions of Section 5 of the Securities Exchange Act of 1934, as amended (the "Act") or Delaware Blue Sky Law.

3.4(B)	All of the Exchange Shares will bear legends restricting the transfer, sale, conveyance, and hypothecation within the jurisdictional boundaries of the United States. This provision is exclusive of when such Exchange Shares are registered under the provisions of Section 5 of the act and under applicable state and provincial securities laws. Moreover, an opinion of legal counselmay be provided by the Purchaser to certify that such registration is not required as a result of applicable exemptions therefrom.

3.4(C)	The Purchaser shall not transfer any of the Purchased Shares except in compliance with all applicable laws.

3.4(D)	The Purchaser is acquiring the Purchased Shares for its own account, for investment purposes only and not with a view to further sale or distribution.

3.4.1 The Purchaser has executed certain certificates and warranties under separate documents that shall be incorporated herein as if set forth in this document and which bear the same date as this Agreement. 3.4.2 Except as described herein, the Purchaser has no other, outstanding securities of any class or of any kind or character. There are no outstanding subscriptions, options, warrants, or other agreements or commitments obligating the Purchaser to issue or sell any additional shares or options or rights with respect thereto or any securities convertible into any shares of Stock of any class.

3.5 The Purchase Price shall be paid and satisfied in full by the delivery of the issued Exchange Shares at the Times of Closing.

3.6 The certificates representing the shares being exchanged shall each bear the following legend:

"THESE SHARES HAVE NEITHER BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (OR WITH THE SECURITIES REGULATORY AUTHORITIES OF ANY STATE, PROVINCE, OR NATIONAL AUTHORITY). CONSEQUENTLY, THESE SHARES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THEY ARE FIRST REGISTERED UNDER APPLICABLE STATE, PROVINCIAL AND FEDERAL SECURITIES LAWS OR THE TRANSACTION'S EXEMPTION THEREFROM IS DEMONSTRATED TO THE FULL SATISFACTION OF THE CORPORATION'S LEGAL COUNSEL."

ARTICLE 4.00 - COVENANTS, REPRESENTATIONS, AND WARRANTIES OF AND
THE CORPORATION

4.1 The Shareholders of the Seller hereby covenant, represent, and warrant, and the Seller, jointly and severally, represent to the best of their knowledge, as follows:

4.2.1 Delivered at Closing, warranted to be true and correct to the best knowledge of the Sellers, and made a part hereof as Schedule 4.2.1 are the following:

(A) unaudited balance sheet of the Corporation to be acquired as of July 31, 1999, with the related statement of operations and unaudited statement of cash flow for the period ending July 31, 1999 (such balance sheets, statements of operations, and other statements are referred to herein as the "Corporation's Financial Statements").

4.2.2	Corporation has been duly incorporated and organized and is validly subsisting and in good standing under the laws of Canada.

4.2.3	Corporation has the corporate power to own or lease its property and carry on the Business. The Corporation is duly qualified as a corporation to do business under the laws of Canada being the only jurisdictions in which the nature of its business or the property owned or leased by it makes such qualification necessary.

4.2.4	At Time of Closing, the authorized capital of the Corporation shall be represented in a separate certificate which shall be incorporated herein by reference as consistent with all other documents executed on this date.

4.2.5	At Time of Closing, the authorized capital of the said corporation shall be duly and validly allotted and issued and outstanding as fully paid and non-assessable and beneficially owned by the Sellers.

4.2.6	All of the Purchased Shares are owned by the shareholders of the
Corporation as the beneficial owners of record as listed at Schedule 4.2.6. Such listed shareholders have good and marketable title thereto, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances, and demands whatsoever. This provision includes voting trusts, shareholders' agreements, options, or other agreements of any kind. The Sellers represent that said listed shareholders have the absolute right to transfer the Purchased Shares, and they shall be enjoyed by the Purchaser free from any interruption or disturbance subject only to the terms and conditions herein.

4.2.7 The Corporation has no subsidiaries and owns no shares in the capital of any other corporation and has not agreed to acquire any subsidiary or any shares of the capital of any other corporation or to acquire or lease any other business operations. 4.2.8 No person, firm, or corporation has any agreement, option, or any right or privilege (whether by law, pre-emptive, or contractual) for the purchase, subscription, allotment, or issuance of either any of theauthorized stock in the capital of the Corporation or of any securities of the Corporation. This provision includes convertible securities, warrants, and convertible obligations of any nature.

4.2.9	Except with respect to product warranties provided by the Corporation in the ordinary course of business, the Corporation is not a party to or bound to any person, firm, or corporation. This provision includes any agreement of guarantee, indemnification, assumption, endorsement, or any other like commitment of obligations or liabilities (contingent or otherwise) or indebtedness of any person, firm, or corporation.

4.2.10	There are not now, nor will there be on Closing, any material claims or potential or contingent claims against the Corporation for product liability in respect of goods manufactured and/or sold by the Corporation.

4.2.11 The Corporation's Financial Statements have been prepared in accordance with GAAP and present fairly to include:

4.2.11(A)	all the assets, liabilities (whether accrued, absolute,
contingent, or otherwise), and the financial condition of the Corporation as at the respective dates of the Corporation's Financial Statements; and

4.2.11(B)	the sales, earnings, and results of the operations of the
Corporation during the periods covered by the Corporation's Financial
Statements.

4.2.12	The corporate records and minute books of the Corporation contain complete and accurate minutes of all meetings of and copies of all by-laws and resolutions passed by the directors and shareholders of the Corporation since the incorporation of the Corporation. All such meetings have been duly called and held.The share certificate book with register of shareholders, register of transfers, register of directors, and other corporate registers of the Corporation are complete and accurate in all material respects.

4.2.13	The Business has been carried on in the ordinary course since January
1999. Since then, there has been no change in the business operations, affairs, or condition of the Corporation, financial or otherwise. This provision includes changes arising as a result of any legislative or regulatory change, revocation of any license or right to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation, act of God, or otherwise. This provision excludes changes occurring in the ordinary course of business, which changes have not materially aversely affected and will not materially aversely affect the organization, business, properties, prospects, and financial condition of the Corporation or the ability of the Corporation to carry on Business.

4.2.14	The books and records, financial and otherwise, of the Corporation fairly and correctly set out and disclose, in all material respects, the financial position and result of operations of the Corporation as at the date hereof. All material, financial transactions of the Corporation are accurately recorded in such books and records.

4.2.15	Execution of this Agreement by the Sellers and delivery of the
Agreement by them to the Purchaser and their performance hereunder has been duly authorized. No further action is necessary on the part of the Sellers to make this agreement valid and binding in accordance with its terms upon the Sellers.

4.2.16	The execution and the consummation of this transaction for purchase and sale contemplated by this Agreement will not result in a breach of any term or provision of or constitute any default under the constituting documents, by-laws, or resolutions of the Corporation. This provision includes any indenture, agreement, instrument, license, permit, or understanding to which the Corporation or any one or more of the Sellers is a party or by which any one or more of them is bound. Nor will the consummation of this transaction accelerate any commitment or obligation of the Corporation or result in the creation of any lien or encumbrance upon any of the assets or property of the Corporation.

4.2.17	This agreement and the consummation of the transactions contemplated hereby will not result in the violation of any law or regulation or any applicable order of any court, arbitrator, or governmental authority having jurisdiction over the Corporation, the Sellers, or their respective properties or businesses.

4.2.18	No consent, authorization, license, franchise, permit, approval, or order of any court, governmental agency or body, of any lessor, or of any person is required for the acquisition by the Purchaser of the Purchased

Shares, including completion of any of the other transactions contemplated hereby. This provision also includes the continuance of any rights of the Corporation pursuant to any agreement affecting its assets or the Business following closing.

4.2.19	The Corporation will not, prior to the Closing Date, hire any new employees, terminate any employee, or increase the salary or remuneration of any employee except in the normal course of business.

4.2.20	The aggregate amount of salaries, pension, bonuses, rents, or other remuneration of any nature paid or payable by the Corporation, subsequent to the execution of this Agreement and up to the Time of Closing, will be made only at the regular rates heretofore paid.

4.2.21	No capital expenditures, except in the ordinary course of business, will be made or authorized by the Corporation after the date hereof and up to the Time of Closing without the prior written consent of the Purchaser.

4.2.22	Annexed hereto as Schedule 4.2.22 is a complete list of all
outstanding bonds, debentures, mortgages, notes or other evidence of indebtedness or other security instruments of the Corporation. None of which are presently in default, and the Corporation is not under any agreement to and shall not create or issue any bonds, debentures, mortgages, notes, or other evidence of indebtedness or other security agreements from the date hereof until Closing without the written consent of the Purchaser.

4.2.23	The Corporation is not a party to any lease or agreement in the nature of a lease, whether as lessor or lessee, except those leases described in Schedule 4.2.23 hereto. The schedule specifies the parties to each of such leases, their dates of execution and expiry dates, any options to renew, any consents required, the locations of any leased lands and premises, and the rental payable thereunder. Each of such leases is in good standing and in full force and effect without amendment thereto, and the Corporation is not in breach of any of the covenants, conditions, or agreements contained in each such lease. There are no consents required from or on behalf of any persons to the transaction contemplated by this Agreement.

4.2.24	The Corporation is not a party to any conditional sales contract, hire-purchase agreement, or other title retention agreement.

4.2.25	The Corporation is not, and will not be at the Time of Closing, a party to any agreement to acquire or to acquire any beneficial interest in any real or immovable property.

4.2.26	The Corporation maintains appropriate policies of insurance, given the nature of the Business, and such insurance coverage will be continued in full force and effect to and including the Date of Closing. The Corporation is not in default with respect to any of the provisions contained in any such insurance policy, and it has not failed to give any notice or present any claim under any such insurance policy in due and timely fashion.
Schedule 4.2.26 hereto lists all insurance policies of the Corporation, specifying the insurance company, insurance agent, policy number, type of coverage, and amount of coverage.

4.2.27	There are no actions, suits, or proceedings, including product warranty claims, pending or threatened against or affecting the Corporation, at law or in equity or before or by any federal, provincial, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign. The Sellers are not aware of any existing ground on which any such action, suit, or proceeding might be commenced with any reasonable likelihood of success.

4.2.28	Except for agreements, contracts, and commitments in the ordinary course of business, the Corporation is not a party to any outstanding agreement, contract, or commitment, whether written or oral.

4.2.29	All vacation pay, bonuses, commissions, and other emoluments are accurately reflected and have been accrued in the books of account of the Corporation.

4.2.30	The Corporation is and at Closing will be in substantial compliance in all jurisdictions in which it employs persons, with legislation governing hours of work, termination and severance pay, vacation pay and similar employee rights, the Worker's Compensation Act, and all such similar statutes.

4.2.31	The uses of the real properties owned or leased by the Corporation referred to in this agreement or the schedules hereto are not in material breach of any statute, by-law, ordinance, regulation, covenant, restriction, or official plan.

4.2.32	The Corporation owns, possesses, and has a good and marketable title to its undertaking, property, and assets, being free and clear of any and all mortgages, liens, pledges, charges, security interests, encumbrances, actions, claims, or demands of any nature whatsoever or howsoever arising except as listed at Schedule 4.2.22; the purchase price is based on and directly correlates to the net tangible worth (being assets less liabilities) of the Corporation.

4.2.33	The conduct of the Business does not infringe upon the patents, trade marks, trade names, or copyrights (domestic or foreign) of any other person, firm, or corporation.

4.2.34	Annexed hereto as Schedule 4.2.34 is a true and complete list showing the name of each bank, trust company, or similar institution in which the Corporation has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.

4.2.35 The Corporation is conducting the Business in compliance with all applicable laws, rules and regulations of each jurisdiction in which the Business is carried on, is not in breach of any such laws, rules or regulations, except for breaches which in the aggregate are immaterial.
Also the Corporation is duly licensed, registered, or qualified in each jurisdiction in which it owns or leases property or carries on the Business. To enable the business to be carried on as now conducted and its property and assets to be owned, leased, and operated, all such licenses, registrations and qualifications are valid and subsisting and in good standing. None of the same will be canceled or amended by virtue of the transaction for purchase and sale provided for herein.

4.2.36	All facilities and equipment owned and used by the Corporation in connection with the Business are in good operating condition and are in a state of good repair and maintenance.

4.2.37	There are not now any loans or other indebtedness outstanding between the Corporation and the Sellers or either any current or former directors, officers, shareholders, or employees of the Corporation or any Non Arms Length Persons. This provision is exclusive of normal salaries, bonuses, fringe benefits, and the obligation to reimburse for expense incurred on behalf of the Corporation in the normal course of business or otherwise disclosed in the Corporation's Financial Statements.

4.2.38 To the best of the Sellers' knowledge, there are no liabilities of the Corporation of any kind whatsoever, whether or not accrued and whether or not determined or determinable, in respect of which the Corporation or the Purchaser may become liable before, on, or after the Closing. This provision is exclusive of liabilities disclosed on, reflected in, or provided for in the Financial Statements or incurred in the ordinary course of business. This provision is also exclusive of those liabilities attributable to the period from the Corporation's Financial Statements to the actual time of Closing and are not materially adverse, individually or in the aggregate, to the Business, operations, affairs or financial condition of the Corporation.

4.2.39	There is not now nor will there be at the Time of Closing any application pending for the issuance of articles of amendment to the originating documents of the Corporation.

4.2.40	The Corporation is not in default in the filing of any corporate return or report that may be required under any federal, provincial and/or municipal law or regulation.

4.2.41	The Corporation has duly and timely filed all tax returns required and has paid all taxes and installments of taxes which are due and payable. This provision includes all assessments, reassessments, and all other taxes, governmental charges, penalties, interest, and fines due and payable by it on or before the date hereof. The income tax liability of the corporation has been not reviewed or determined by the IRS or the applicable State for all fiscal years up to and including the fiscal year to date. Adequate provision has been made for taxes payable for the current period of which tax returns are not yet required to be filed. There are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of any tax, governmental charge, or deficiency against the Corporation in respect of taxes, governmental charges, or assessments, asserted by such authority.
The Corporation has withheld from each payment made to any of its officers, directors, employees, former directors, officers, and employees the amount of all taxes, including but not limited to income tax, and other deductions required to be withheld therefrom. The Corporation has paid the same to the proper tax or other receiving officers within the time required under the applicable tax legislation.

4.2.42 The Sellers have no information or knowledge of any facts relating to the Sellers, the Business, the Corporation, or the Purchased Shares which, if known to the Purchaser, might reasonably be expected to deter the Purchaser from completing the transaction of purchase and sale herein contemplated.

4.2.43 The Corporation shall prepare and file all documents necessary to achieve regulatory approval from all regulatory agencies by which it is subject.

ARTICLE 5.00 - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

5.1	The Purchaser covenants, represents, and warrants as follows and acknowledges that the Sellers are relying upon such covenants, representations, warranties, and covenants in connection with the sale by the Sellers of the Purchased Shares.

5.2.1	Delivered at Closing, warranted to be true and correct to the best knowledge of the Purchaser, and made a part hereof as Schedule 5.2.1 are the following: All 10K's and 10Q's as filed with the SEC (such balance sheets, statements of operations, and other statements are referred to herein as the "Purchaser's Financial Statements").

5.2.2 Purchaser has been duly incorporated and organized and is validly subsisting and in good standing under the laws of Delaware.

5.2.3 Purchaser has the corporate power to own or lease its property and carry on the Business. The Corporation is duly qualified as a corporation to do business under the laws of Delaware, being the only jurisdiction in which the nature of its business or the property owned or leased by it makes such qualification necessary.

5.2.4 At time of Closing, the authorized capital of the Purchaser shall consist of that represented in its most recently filed 10Q as on file with the SEC.

5.2.5 At time of Closing, the authorized issued capital of the Purchaser shall be duly and validly allotted and issued and outstanding as fully paid and non-assessable and beneficially owned by the Purchaser.

5.2.6 The Purchaser has no subsidiaries and owns no shares in the capital of any other corporation and has not agreed to acquire any subsidiary or any shares of the capital of any other corporation or to acquire or lease any other business operations other than has already been disclosed to the public.

5.2.7 Except as listed at Schedule 5.2.7, no person, firm, or corporation has any agreement, option, or any right or privilege (whether by law, pre-emptive, or contractual) for the purchase, subscription, allotment, or issuance of either any of the authorized stock in the capital or any securities of the Purchaser other than as disclosed in filings with the SEC.

5.2.8 The Purchaser is not a party to or bound to any person, firm, or corporation. This provision includes any agreement of guarantee, indemnification, assumption, endorsement, or any other like commitment of obligations or liabilities (contingent or otherwise) or indebtedness of any person, firm, or corporation, other than as set forth in filings with the SEC.

5.2.9 There are not now, nor will there be on Closing, any material claims or potential or contingent claims against the Purchaser for product liability.

5.2.10 The Purchaser's Financial Statements have been prepared in accordance with GAAP and present fairly to include:

(A) all the assets, liabilities (whether accrued, absolute, contingent, or otherwise), and the financial condition of the Purchaser as at the respective dates of the Purchaser's Financial Statements, and;

(B) the sales, earnings, and results of operations during the periods covered by the Corporation's Financial Statements.

5.2.11 The corporate records and minute books of the Purchaser contain complete and accurate minutes of all meetings of and copies of all by-laws and resolutions passed by the directors and shareholders of the Purchaser since the incorporation of the Purchaser. All such meetings have been duly called and held. The share certificate book with register of shareholders, register of transfers, register of directors, and other corporate registers of the Purchaser are complete and accurate in all material respects and have been made available to Seller.

5.2.12 The Purchaser does not have an active business or operations other than as disclosed in filings with the SEC.

5.2.13 The Purchaser has no inventory other than as disclosed in filings with the SEC.

5.2.14 The books and records, financial and otherwise, of the Purchaser fairly and correctly set out and disclose, in all material respects, the financial position and result of operations of the Purchaser as at the date hereof. All material, financial transactions of the Purchaser are accurately recorded in such books and records.

5.2.15 The execution and delivery of this Agreement by the Purchaser as well as the performance by the Purchaser hereunder have been duly authorized. No further action will be necessary on the part of the Purchaser to make this Agreement valid and binding in accordance with its terms upon the Purchaser.

5.2.16 The execution and the consummation of this transaction for purchase and sale contemplated by this Agreement will not result in a breach of any term or provision of or constitute any default under the constituting documents, by-laws, or resolutions of the Purchaser. This provision includes any indenture, agreement, instrument, license, permit, or understanding to which the Purchaser is a party or by which any one or more of them is bound. Nor will the consummation of this transaction accelerate any commitment or obligation of the Purchaser or result in the creation of any lien or encumbrance upon any of the assets or property of the Purchaser.

5.2.17 This agreement and the consummation of the transactions contemplated hereby will not result in the violation of any law or regulation or any applicable order of any court, arbitrator, or governmental authority having jurisdiction over the Purchaser.

5.2.18 No consent, authorization, license, franchise, permit, approval, or order of any court, governmental agency or body, of any lessor, or of any person is required for the acquisition by the Purchaser of the Purchased Shares, including completion of any of the other transactions contemplated hereby. This provision also includes the continuance of any rights of the Purchaser pursuant to any agreement affecting its assets or the Business following closing.

5.2.19 The Purchaser will not, prior to the Closing Date, hire any new employees, terminate any employee, or increase the salary or remuneration of any employee except in the normal course of business.

5.2.20 The aggregate amount of salaries, pension, bonuses, rents, or other remuneration of any nature paid or payable by the Purchaser, subsequent to the execution of this Agreement and up to the Time of Closing, will be made only at the regular rates heretofore paid.

5.2.21 No capital expenditures, except in the ordinary course of business, will be made or authorized by the Purchaser after the date hereof and up to the Time of Closing without the prior written consent of the Seller.

5.2.22 Annexed hereto as Schedule 5.2.22 is a complete list of all outstanding bonds, debentures, mortgages, notes or other evidence of indebtedness or other security instruments of the Purchaser. None of which are presently in default, and the Purchaser is not under any agreement to and shall not create or issue any bonds, debentures, mortgages, notes, or other evidence of indebtedness or other security agreements from the date hereof until Closing without the written consent of the Seller.

5.2.23 The Purchaser is not a party to any lease or agreement in the nature of a lease, whether as lessor or lessee, except as disclosed as filings with the SEC.

5.2.24 The Purchaser is not a party to any conditional sales contract, hire-purchase agreement, or other title retention agreement.

5.2.25 The Purchaser is not, and will not be at the Time of Closing, a party to any agreement to acquire or to acquire any beneficial interest in any real or immovable property.

5.2.26 The Purchaser does not maintain any insurance policies, except Directors and Officers Liability, and Products and Professional Liability, except as provided in SEC filings.

5.2.27 There are no actions, suits, or proceedings, including product warranty claims, pending or threatened against or affecting the Purchaser, at law or in equity or before or by any federal, provincial, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign. The Purchaser is not aware of any existing ground on which any such action, suit, or proceeding might be commenced with any reasonable likelihood of success.

5.2.28 Except for agreements, contracts, and commitments in the ordinary course of business.

5.2.29 All vacation pay, bonuses, commissions, and other emoluments are accurately reflected and have been accrued in the books of account of the Purchaser.

5.2.30 The Purchaser is and at Closing will be in substantial compliance in all jurisdictions in which it employs persons, with legislation governing hours of work, termination and severance pay, vacation pay and similar employee rights, the Worker's Compensation Act, and all such similar statutes.

5.2.31 The Purchaser does not lease any real properties other than as disclosed in its filings with the SEC.

5.2.32 The Purchaser owns, possesses, and has a good and marketable title to its undertaking, property, and assets, being free and clear of any and all mortgages, liens, pledges, charges, security interests, encumbrances, actions, claims, or demands of any nature whatsoever or howsoever arising.

5.2.33 The conduct of business does not infringe upon the patents, trade marks, trade names, or copyrights (domestic or foreign) of any other person, firm, or corporation.

5.2.34 Annexed hereto as Schedule 5.2.33 is a true and complete list showing the name of each bank, trust company, or similar institution in which the Purchaser has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto or in the alternative that information has been made available for Seller to review.

5.2.35 The Purchaser exists in compliance with all applicable laws, rules and regulations of each jurisdiction in which the Business is carried on, is not in breach of any such laws, rules or regulations, except for breaches in the aggregate are immaterial. Also the Purchaser is duly licensed, registered, or qualified in each jurisdiction in which it owns or leases property or carries on the Business. To enable the business to be carried on as now conducted and its property and assets to be owned, leased, and operated, all such licenses, registrations and qualifications are valid and subsisting and in good standing. None of the same will be canceled or amended by virtue of the transaction for purchase and sale provided for herein.

5.2.36 All facilities and equipment owned or used by the Purchaser are in good operating condition and are in a state of good repair and maintenance.

5.2.37 Except as specified at Schedule 5.2.37, there are not any loans or other indebtedness outstanding between the Purchaser and either the Sellers or either any current or former directors, officers, shareholders, or employees of the Purchaser or any Non Arms Length Persons. This provision is exclusive of normal salaries, bonuses, fringe benefits, and the obligation to reimburse for expense incurred on behalf of the Purchaser in the normal course of business.

5.2.38 There are no liabilities of the Purchaser of any kind whatsoever, whether or not accrued and whether or not determined or determinable, in respect of which the Purchaser may become liable before, on, or after the Closing. This provision is exclusive of liabilities disclosed on, reflected in, or provided for in the Financial Statements or incurred in the ordinary course of business. This provision is also exclusive of those liabilities attributable to the period from the Purchaser's Financial Statements to the actual time of Closing and are not materially adverse, individually or in the aggregate, to the Business, operations, affairs or financial condition of the Purchaser.

5.2.39 There is not now nor will there be at the time of Closing any application pending for the issuance of articles of amendment to the originating documents of the Purchaser.

5.2.40 The Purchaser is not in default in the filing of any corporate return or report that may be required under any federal, provincial and/or municipal law or regulation.

5.2.41 The Purchaser has duly and timely filed or has pending all tax returns required and has paid all taxes and installments of taxes which are due and payable. This provision includes all assessments, reassessments, and all other taxes, governmental charges, penalties, interest, and fines due and payable by it on or before the date hereof. The income tax liability of the Purchaser has been not reviewed or determined by the IRS or the applicable State for all fiscal years up to and including the fiscal year to date.

5.2.42 The Purchaser has no information or knowledge of any facts relating to the Purchaser which if known to the Sellers might reasonably be expected to deter the Sellers from completing the transaction and sale herein contemplated.

ARTICLE 6.00 - COVENANTS OF THE SELLERS

6.1	The Sellers covenant and agree with the Purchaser that on or before the Closing Date they will do or cause to be done the following.

6.2.1 Take all necessary steps and proceedings required for all of the Purchased Shares to be duly and regularly transferred to the Purchaser.

6.2.2 Until the time of Closing, continue to operate the business of the Corporation prudently and in such a manner as to preserve and maintain the goodwill of the Corporation.

6.2.3 All necessary corporate actions and proceedings by the Purchaser shall have been taken to permit the due execution and delivery of this Agreement and the valid transfer of the Purchased Shares to the Purchaser.


ARTICLE 7.00 - COVENANTS OF THE PURCHASER

7.1 The Purchaser covenants and agrees with the Sellers that, on or before the Closing Date, it will do or cause to be done the following.

7.2.1 All necessary corporate actions and proceedings by the Purchaser shall have been taken to permit the due execution and delivery of this Agreement and the valid transfer of the Exchange Shares to the Sellers.

7.2.2 Provide the Sellers, at least four (4) days prior to the Closing Date, all documents necessary to be attached to the closing certificates previously forwarded to Seller with said documents numbered and appended to the closing certificates in a manner to permanently memorialize all documents provided to Purchaser by Seller.

7.2.3 Cause such board of director seat to be made available to Seller as specified in Exhibit "A".

7.2.4 Up to the Time of Closing, continue to operate the businesses of the Purchaser prudently and in such a manner as to preserve and maintain the goodwill of the Purchaser.

ARTICLE 8.00 - SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES

8.1 The covenants, representations, and warranties of the Sellers contained in this Agreement and contained in any document or certificate given pursuant hereto shall survive the Closing herein. Notwithstanding Closing, this survival is inclusive of any investigation made by or on behalf of the Purchaser and shall continue in full force and effect for the benefit of the Purchaser following the Closing Date.

8.2 The covenants, representations and warranties of the Purchaser contained in this Agreement and contained in any document or certificate given pursuant hereto shall survive the Closing herein. Notwithstanding Closing, this survival is inclusive of any investigation made by or on behalf of the Sellers and shall continue in full force and effect for the benefit of the Sellers following the Closing Date.


ARTICLE 9.00 - CONDITIONS OF CLOSING

9.1 The sale and purchase of the Purchase Shares is subject to the following terms and conditions, each of which is hereby declared to be for the exclusive benefit of the Purchaser to be fulfilled and performed at or prior to the time of Closing.

9.2 The covenants, representations, and warranties of the Sellers contained in this Agreement or any schedule hereto or certificate or other document delivered or given to the Purchaser pursuant to this Agreement, including without limitation the representations and warranties contained in Article 4.00, shall be true and correct on and as of the Closing Date with the same force and effect as if they had been made as of the date hereof, each and every one of which is hereby deemed to be a condition.

9.3 The Sellers shall provide at the time of Closing a certificate, dated the Closing Date, to the effect that the covenants, representations, and warranties of the Sellers contained herein are true and correct on and as of the Closing Date, with the same force and effect as though made on and as of such date, provided that the acceptance of such certificate and the closing of the transaction herein provided for shall not be a waiver of the said covenants, representations, and warranties, which shall continue in full force and effect as provided herein.

9.4 The Sellers shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by them.

9.5 At the Closing Date, there shall have been no material adverse change in the affairs, assets, liabilities, financial condition, or business of the Corporation from that shown on or reflected in the Financial Statements.

9.6 Any consent, authorization, licence, franchise, permit, approval, or order of any court or governmental agency or regulatory body required for the acquisition by the Purchaser of the Purchased Shares shall have been obtained.

9.7 The Purchaser shall provide at the time of Closing a certificate, dated the Closing Date, to the effect that the covenants, representations, and warranties of the Purchaser contained herein are true and correct on and as of the Closing Date. This certificate shall have the same force and effect as though made on and as of such date provided that the acceptance of such certificate and the closing of the transaction herein provided for shall not be a waiver of the said covenants, representations, and warranties which shall continue in full force and effect as provided herein.

9.8 The Purchaser shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it.

9.9 The parties shall execute and deliver an indemnification agreement to be annexed hereto as Schedule 9.9.

9.10 The parties shall not close and complete this transaction unless both Sellers and Purchaser have signed a written acknowledgement that the exchange of shares between them does not create a taxable event for either party.

9.11 The parties hereby agree that the scheduled closing shall be conditional upon shareholder approval by the shareholders of both companies.

ARTICLE 10.00-CLOSING ARRANGEMENTS

10.1 The closing is scheduled to take place on September 14, 1999 and at the Time of Closing at such offices as are agreed to in writing among the parties hereto at least 24 hours prior to the said Closing.

10.2 At the Time of Closing and upon fulfillment of all the conditions set out in this Agreement, which have not been waived in writing by the Sellers or the Purchaser, the Sellers shall deliver to the Purchaser proper certificates for all the Purchased Shares.

ARTICLE 11.00-NOTICE

11.1 Any notice or other document to be given by any party hereto to any other party shall be in writing and may be given by personal delivery or by registered mail. Any notice directed to any party shall be addressed to it as follows:

To the Purchaser:
			Salient Cybertech, Inc.
			C/O Feingold & Kam, Attorneys at Law
			3300 PGA Blvd. Ste 410
			Palm Beach Gardens, Florida 33410

To the Sellers and the Corporation:
			Peter Markus, Esq.
			71 Stony Hill Road
			Second Floor
			Bethel, Connecticut  06801


11.2 Any notice or other document aforesaid, if delivered, shall be deemed to have been given or made on the date on which it was delivered or, if mailed, shall be deemed to have been given and received on the fourth (4th) business day following the date on which it was mailed. Provided that if there exists at the time of mailing of a notice hereunder or within four (4) business days thereafter a labor dispute or other event which would affect the normal delivery of the notice by an express or postal service, then such notice will only be effective if actually delivered.

11.3 The parties hereto may change any address for notices hereunder, from time to time, by notice given in accordance with the foregoing.


ARTICLE 12.00 - GENERAL

12.1  Time shall be of the essence of this Agreement.

12.2 This Agreement may be executed in one or more counterparts, each of which when so executed shall constitute an original, and all of which together shall constitute one and the same agreement.

12.3 This Agreement, including the schedules hereto, constitutes the entire agreement between the parties hereto. There are not and shall not be any verbal statements, representations, warranties, undertakings, or agreements between the parties, and this Agreement may not be amended or modified in any respect except by written instrument signed by the parties hereto.

12.4 This Agreement shall be construed and enforced in accordance with and the rights of the parties shall be governed by the laws of the State of Florida. Any and all disputes arising under this Agreement, whether as to interpretation, performance or otherwise, shall be subject to the exclusive jurisdiction of the Courts of the State of Florida. Each of the parties hereto irrevocably submit to the jurisdiction of the Courts of the State of Florida, Palm Beach County.

12.5 The headings used herein are inserted for convenience of reference only and shall not affect the construction of or interpretation of this Agreement.

12.6 Except as otherwise set out in this Agreement, each of the parties hereto shall pay all of its own costs and expenses of the transaction of purchase and sale, including all fees and expenses of its accountants, counsel, and officers.

12.7 In the event that any Article or section of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of the provisions hereof. Any such part shall be fully severable, and this Agreement shall be construed and enforced as if such invalid or unenforceable part had not been inserted herein. The parties hereby agree that they would have signed this Agreement without such invalid or unenforceable part included herein.

12.8 In this Agreement, words importing the singular number only include the plural and vice versa; words importing the masculine gender include the feminine and vice versa.

12.9 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, legal personal representatives, successors, and permitted assigns.

12.10 Where the date either for the expiration of any time period or for the closing of anything hereunder expires or falls upon a day which is not a Business Day, the time so limited extends to and the thing shall be done on the day next following that is a Business Day.

12.11 The parties hereto agree that no disclosure or public announcement with respect to this Agreement, or any of the transactions contemplated by this Agreement, shall be made by any party hereto without the prior written consent of the other parties hereto.

12.12 An Exhibit "B" shall be annexed hereto as if set forth herein and said exhibit shall contain terms regarding covenants not to compete, operations of the Sellers Business and buy back/spin out rights.



	IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

SIGNED, SEALED AND DELIVERED	)
        in the presence of                      )__________________________
					)

                                         )       __________________________
					)	SELLERS

					)
					)
                                         )       __________________________
					)	BUYER
					)

                                 Exhibit "A"


The Purchase Compensation for the Seller shall be 20,000,000 (twenty million) shares of common stock in the Purchaser, to be paid at closing. An additional 50,000 shares of stock which shall not be subject to any stock split, shall be made available for Kim Adolphe to reward key employees of the Business at her sole and absolute discretion so long as said shares are issued in conformance with Purchaser's existing non-qualified stock option plan.

In the event the Business earns three million dollars in gross sales for the fiscal year ended September 30, 2000 then Seller shall be entitled to an additional 9,230,000 (nine million two hundred thirty thousand) shares of common stock ( hereinafter the "First Earn Out Shares") in the Purchaser.
If the Business has gross sales for the fiscal year ended September 30, 2000 which are at least double the Business' gross sales for the fiscal year ended September 30, 1999 but less than three million dollars then the Seller shall be entitled to a percentage of the First Earn Out Shares (hereinafter the "Percentage First Earn Out Shares"). The Percentage First Earn Out Shares shall be calculated as follows:

1. Gross Sales for fiscal year ended 9/30/99 subtracted from the Gross Sales for fiscal year ended 9/31/00 = "The Sales Difference"
2. The Sales Difference divided by three million (3,000,000) = "The Base Sales Difference"
3. The Base Sales Difference shall be multiplied the First Earnout Shares = Percentage First Earn Out Shares

In the event the Business earns ten million dollars in gross sales for the fiscal year ended September 30, 2001 then Seller shall be entitled to an additional 30,730,000 (thirty million seven hundred thirty thousand) shares of common stock ( hereinafter the "Second Earn Out Shares") in the Purchaser. If the Business has gross sales for the fiscal year ended September 30, 2001 which are at least double the Business' gross sales for the fiscal year ended September 30, 2000 and at least quadruple the Business' gross sales for the fiscal year ended September 30, 1999 but less than ten million dollars then the Seller shall be entitled to a percentage of the Second Earn Out Shares (hereinafter the "Percentage Second Earn Out Shares"). The Percentage Second Earn Out Shares shall be calculated as follows:

1.	Gross Sales for fiscal year ended 9/30/00 subtracted from the Gross
Sales for fiscal year ended 9/30/01 ="The Sales Difference"
2. The Sales Difference divided by ten million (10,000,000) = "The Base Sales Difference"
3. The Base Sales Difference shall be multiplied by the Second Earnout Shares = Percentage Second Earn Out Shares

Notwithstanding the preceding methods for the Seller to achieve the above referenced earn outs, the Seller may, instead of the above mentioned formulas, but not in addition to the above mentioned formulas, obtain earn outs as follows:

1. If as of September 30, 2000 the prior five trading days average closing price of the Purchaser's stock is greater than or equal to three dollars per share (the "First Target Price"), which shall be correspondingly increased or decreased with any stock split, and the gross revenue of the Business is at least eighty percent of the total preceding calendar year revenues of Purchaser, the Seller shall be entitled to the First Earn Out Shares. However, if the First Target Price is achieved but the Business is less than eighty percent of the total preceding calendar year revenues of Purchaser, then earn out will be calculated by proration (the "Proration"). The Proration shall be calculated by reducing the First Earn Out Shares by the same percentage by which the Business failed to account for eighty percent of the total preceding calendar year revenues of Purchaser.

2. If as of September 30, 2001 the prior five trading days average closing price of the Purchaser's stock is greater than or equal to five dollars per share (the "Second Target Price"), which shall be correspondingly increased or decreased with any stock split, and the gross revenue of the Business is at least eighty percent of the total preceding calendar year revenues of Purchaser, the Seller shall be entitled to the Second Earn Out Shares. However, if the Second Target Price is achieved but the Business is less than eighty percent of the total preceding calendar year revenues of Purchaser, then earn out will be calculated by modified proration (the "Modified Proration"). The Modified Proration shall be calculated by reducing the Second Earn Out Shares by the same percentage by which the Business failed to account for eighty percent of the total preceding calendar year revenues of Purchaser.

As further consideration for the transaction contemplated herein, the Seller shall be entitled to the appointment of two board of directors positions to the board of directors of the Purchaser upon the closing of this transaction, however, in the event the Seller is not able to obtain the President of Netscape Canada to be a Board Member to fill one of the two board of director positions which Seller may appoint, then Seller shall only be entitled to appoint one board of director position to the board of directors of the Purchaser upon the closing of this transaction. Seller shall have a minimum representation equal to 20% of the Board. All values herein are based on the United States Dollar.

In addition, the Purchaser shall provide seven hundred and fifty thousand dollars of working capital to the Seller as specified in that certain Addendum to Letter of Intent entered into between the Purchaser and Seller on or about August 6, 1999. Said monies shall be provided through the use of a registration statement or private placement. In the event the Purchaser does not provide the Seller with seven hundred and fifty thousand dollars of working capital then the Seller shall have the right to request to have its business spun out as a separately traded public entity, with the purchaser retaining a 5% interest in the Seller, said interest to be given, by way of dividend, to the holder of stock as of September 15, 1999, said dividend to be issued on a parri passu basis.

In the event the Seller elects to be spun out, all shares in the Purchaser owned by the Seller after the closing herein, along with any cash received by the Business or Seller from the Purchaser and any sums realized from the sale of shares, shall be returned to the Purchaser.

The parties hereto agree that no further acquisitions shall be made by the Purchaser without the unamous consent of all the directors of the Purchaser. In addition, an amendment to the By-Laws of the Purchaser shall be presented at the next annual meeting to reflect the same.

                                 EXHIBIT "B"


A. Seller's and Shareholder's Covenant Not to Compete. In order to induce the Purchaser to purchase the shares of the Business, the Seller and Shareholders hereby agrees that until the second anniversary of the closing under this Agreement, they will not, individually or together with any one or more other persons or entities, directly or indirectly, engage in or have any ownership interest in any person, firm, corporation, partnership, association, agency or business (whether as principal, agent, holder of any equity security or other instrument convertible into an equity security, employee, consultant or otherwise) that engages in a business similar to or competitive with the business currently conducted by the Business or Purchaser and which is located or operated within the same state as any current location of the Business. The Sellers and Shareholders agree that the period provided for and the area encompassed in this Section are necessary and reasonable in order to protect the Purchaser and the Business in the conduct of the Business' operation and are also as consideration for the Purchaser's agreements in Section B. For the period set forth in this Section, the Sellers and the Shareholders, and each of them, hereby further agree not to divulge, communicate, or use to the detriment of the Business or the Purchaser, in any way, any confidential information or trade secrets of the Business, including, without limitation, personnel information, secret processes, know-how, customer lists, costs information and technical data.

The Seller and Shareholders acknowledge that the restrictions contained herein are reasonable and necessary to protect the business and interest which the Purchaser is acquiring pursuant to this Agreement and are also as consideration for the Purchaser's agreements in Section B, and that any violation of these restrictions will cause substantial irreparable injury to
the Business and the Purchaser.   The Seller and Shareholders therefore
hereby agree that the Business, the Purchaser, or any one or more of them, are entitled, in addition to any and all other remedies, to preliminary and permanent injunctive relief, without posting a bond, to prevent a breach or contemplated breach of this Section. The existence or any claim or cause of action against the Business or the Purchaser, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Business or the Buyer of the restrictions contained in this Section.

B.	Purchaser's Covenant Not to Compete.  In order to induce the Seller and Shareholders to sell the shares of the Business, and in consideration of the Sellers' and Shareholders' agreements in Section A, the Purchaser hereby agree that until the second anniversary of the closing under this Agreement, they will not, individually or acting together or with one or more other persons or entities, directly or indirectly, engage in or have any ownership interest in any person, firm, corporation, partnership, association, agency or business (whether as principal, agent, holder of any equity security or other instrument convertible into an equity security, employee, consultant or otherwise) that engages in a business similar to that currently engaged in by the Business. The Buyer agrees that the period provided for, and the areas encompassed, in this Section are necessary and reasonable in order to induce the Sellers to sell the shares of and to protect the Sellers' and Shareholders interest following the sale and are also as consideration for the Sellers' agreements in Section A. For the period of the covenant set forth in this Section, the Purchaser hereby further agrees not to divulge, communicate, or use to the detriment of the Sellers in any way, any confidential information or trade secrets, including, without limitation, personnel information, secret processes, know-how, customer lists, cost information and technical data.

The Purchaser acknowledges that the restrictions contained herein are reasonable and necessary to protect the business and interest of the Sellers following the sale of the Business' shares to the Purchaser pursuant to this Agreement and are also as consideration for the Sellers' agreements in Section A, and that any violation of these restrictions will cause substantial irreparable injury to the Sellers. The Purchaser therefore hereby agrees that the Sellers or any one or more of them, are entitled, in addition to any and all other remedies, to preliminary and permanent injunctive relief to prevent a breach or contemplated breach of this Section. The existence of any claim or cause of action against the Sellers, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Sellers of the restrictions contained in this Section.

C. Operation of the Business. The Purchaser and Seller agree that after the execution of this Agreement, Seller, shall maintain all daily operations of the Business which shall include but not be limited to the following: (1) hiring and firing decisions regarding the Business (2) payment of all bills regarding the Business (3) determining the acquisition candidates for the Business (4) determining the salaries of employees of the Business (5) determining all employment contracts for the Business. In the event that Seller determines that there is an acquisition candidate for the Business to acquire, the decision with regards to the appropriate acquisition targets of the Business shall be in the discretion of Seller provided all lawful board approval is obtained from the Purchaser, said approval not to be unreasonably withheld.Purchaser further agrees that all profits of the Business, unless otherwise provided for herein, shall be retained in the business, so long as the business does not deviate substantially from its annual budget (to be unanimously agreed to by the Board of Directors of the Purchaser). The said funds, within the constraints mentioned herein, may be used as the Sellers shall direct for a three year period commencing on date of the filing of the Registration Statement on Form SB2 or the Report on Form 8K, which ever is sooner. It is further agreed that the Purchaser shall in no way interfere with the running of the business for a three year period except as provided herein, provided such running of the business is done in a lawful manner.

D. The Seller shall be responsible for paying to the Purchaser fifty thousand dollars (the "First Fiscal Expenses") within thirty days of the expiration of September 30, 2000 to represent Seller's portion of the expenses of Purchaser for the first fiscal year of the Business being owned by Purchaser. Seller shall be responsible for paying to the Purchaser seventy five thousand dollars (the "Second Fiscal Expenses") within thirty days of the expiration of September 30, 2001 to represent Seller's portion of the expenses of Purchaser for the second fiscal year of the Business being owned by Purchaser. In the event the gross revenues of the Business exceed three million five hundred thousand dollars during the time period of September 30, 1999 to September 30, 2000 then the Second Fiscal Expenses shall be increased from seventy five thousand dollars to one hundred and twenty five thousand dollars.

E. Buy Back Rights and Stock Dividend Rights. If the Business obtains a five times growth in calendar year annual revenues within a period of two calendar years from the date of closing then, the Seller shall have the right to present a resolution to the Board of Directors of Purchasers to vote for the approval of the Business being spun out as a separately traded public company. If the Business fails to obtain one million two hundred thousand dollars in calendar year annual revenues within a period of two calendar years from the date of closing, then Purchaser shall have the right to the return of all of the Purchase Compensation provided to Business and eighty-five percent of all capital stock of the Business shall be returned
to Seller from Purchaser.   The rights granted to the Purchaser and
Seller in this paragraph letter E shall only be valid for a period of two calendar years from the date of execution of this Agreement.

It is further agreed that for a three year period, except as otherwise provided herein, Seller shall have the right to 2 seats on the Business' Board of Directors, and that the by-laws of the Business shall be amended such that a 90% majority of Board's votes shall be required to pass any resolution with respect to the acquisition of further assets, or the raising of monies by the Business, or with respect to any matter which materially impacts upon the Business. It is further agreed that the Seller shall have a 20% representation on the Purchaser's Board of Directors.


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